Exhibit 99.1

Behringer Harvard Acquires Premier Houston Office Tower

DALLAS, September 26, 2008 – Behringer Harvard announced today its acquisition of One BriarLake Plaza, a 20-story tower that provides more than half a million square feet of office space and is widely recognized as one of the top office properties in Houston.

One BriarLake Plaza was built in 2000 on more than nine landscaped acres fronting the Sam Houston Parkway in west Houston. The site provides access to Interstate 10 to the north and the Westpark Tollway to the south, and is within easy reach of Houston’s two major airports, major employment and retail centers, and the area’s nine largest residential areas.

“We found this outstanding property to be an attractive investment due to construction and amenities of the highest standards, a location with exceptional access and strong creditworthy tenancy,” said Thomas F. August, chief operating officer of Behringer Harvard REIT I, Inc. “The robust Houston economy also is contributing to one of the strongest commercial real estate markets in the United States.”

The building features a granite plaza, a lake near the front entrance, a lobby with polished granite and sycamore wood finishes, a full-service bank branch, a deli and climate-controlled access to an adjacent seven-level parking garage. With a parking ratio of 4.2 spaces per 1,000 square feet, One BriarLake Plaza provides more parking space than many similar properties in the surrounding Westchase submarket.

Immediately adjacent to the property is Briar Lake Village, a two-level, 36,000-square-foot retail center that includes four casual restaurants, two freestanding branch banks and service retail tenants.

Prior to closing, an initial assessment of the effect of Hurricane Ike on the One BriarLake Plaza property indicated only minor damage to windows and landscaping. Tenants resumed normal business operations at the property on September 16.

With the acquisition of One BriarLake Plaza, Behringer Harvard REIT I, Inc. owns interests in 74 properties, representing approximately 25.6 million square feet of rentable space in 23 states and the District of Columbia.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and

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you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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